Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Inducement Grants dated April 19, 2016 and May 2, 2016 of Aevi Genomic Medicine, Inc. of our reports dated March 9, 2017, with respect to the consolidated financial statements of Aevi Genomic Medicine, Inc. and the effectiveness of internal control over financial reporting of Aevi Genomic Medicine, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 8, 2017